UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2025

AMERICOLD REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34723	93-0295215
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, South Tower, Suite 600

Atlanta, Georgia 30328

(Address of principal executive offices, including zip code)

(678) 441-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COLD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement

On December 22, 2025, Americold Realty Trust, Inc. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Ancora Catalyst Institutional, LP and certain of their affiliates (collectively, the “Ancora Parties”).

Pursuant to the Cooperation Agreement, the Company has appointed Joseph Reece and Stephen Sleigh to the Company’s Board of Directors (the “Board”), effective as of December 22, 2025. The Cooperation Agreement provides for customary director replacement procedures in the event either Joseph Reece or Stephen Sleigh cease to serve as a director under certain circumstances as specified in the Cooperation Agreement.

The Cooperation Agreement further provides that during the Standstill Period (as defined below), the size of the Board will not exceed eleven (11) directors without the prior written consent of the Ancora Parties, and that at the Company’s 2026 annual meeting of shareholders, the Company will take all necessary actions to reduce the size of the Board by one (1) director. In connection therewith, one incumbent member of the Board will resign or otherwise cease to serve as a director at the conclusion of the 2026 annual meeting of shareholders.

Pursuant to the Cooperation Agreement, the Company also agreed to form a Finance Committee (the “Finance Committee”), an advisory committee responsible for making recommendations to the Board regarding the Company’s capital allocation strategy and business portfolio. The Finance Committee will be composed of five directors: Joseph Reece, Stephen Sleigh, David Neithercut, Mark Patterson and Rob Bass. David Neithercut will serve as Chair and Joseph Reece will serve as Vice Chair of the Finance Committee.

Pursuant to the Cooperation Agreement, the Ancora Parties have agreed to abide by certain customary standstill restrictions, voting commitments, and other provisions, such as a mutual non-disparagement provision, which remain in effect until the earlier of (i) the date that is 30 days prior to the deadline for the submission of shareholder nominations for the Company’s 2027 annual meeting of shareholders pursuant to the Company’s Amended and Restated Bylaws or (ii) the date that is 110 days prior to the first anniversary of the Company’s 2026 annual meeting of shareholders (such period, the “Standstill Period”).

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2025, Joseph Reece and Stephen Sleigh were appointed to the Board, each with a term expiring at the 2026 annual meeting of shareholders. In connection with the appointments of Joseph Reece and Stephen Sleigh, the size of the Board was increased from 9 to 11 members. In addition, the Company has agreed to include Joseph Reece and Stephen Sleigh as part of the Company’s slate of nominees for election to the Board at the 2026 annual meeting of shareholders.

Joseph Reece and Stephen Sleigh will join the Finance Committee pursuant to the Cooperation Agreement. Joseph Reece has also been appointed to the Investment Committee of the Board, and Stephen Sleigh to the Audit Committee of the Board.

Joseph Reece and Stephen Sleigh were appointed to the Board pursuant to understandings with the Ancora Parties, which are shareholders of the Company.

The disclosures set forth in Item 1.01 above are incorporated herein by reference.

Except for the Cooperation Agreement described in Item 1.01 above, there were no arrangements or understandings pursuant to which Joseph Reece or Stephen Sleigh were appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Joseph Reece or Stephen Sleigh that would be reportable under Item 404(a) of Regulation S-K.

Joseph Reece and Stephen Sleigh will participate in the same compensation program as each of the Company’s other non-employee directors, as described under “Director Compensation” in the Company’s proxy statement for its 2025 annual meeting of shareholders filed with the Securities and Exchange Commission on April 7, 2025.

Item 8.01 – Other Events.

On December 22, 2025, the Company issued a press release announcing the appointment of Joseph Reece and Stephen Sleigh to the Board and the Company’s entry into the Cooperation Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of December 22, 2025, by and among Americold Realty Trust, Inc., Ancora Catalyst Institutional, LP, and the other entities and natural persons party thereto.

99.1	Press Release issued by Americold Realty Trust Inc., dated as of December 22, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2025

AMERICOLD REALTY TRUST, INC.

By	/s/ Nathan H. Harwell
Name:	Nathan H. Harwell
Title:	EVP, Chief Legal Officer